Exhibit 99.1

Contact:	Bob Butter Office: 412-820-1347 / Cell: 412-736-6186 bbutter@tollgrade.com
TOLLGRADE REPORTS INCREASE IN THIRD QUARTER 2005 REVENUE AND EARNINGS
PITTSBURGH, PA — October 19, 2005 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $16.8 million and earnings of $0.12 per share for the third quarter ended September 24, 2005. In comparison, revenue and earnings per share for the third quarter of 2004 were $13.6 million and a loss of ($0.02) per share, respectively. On a year to date basis, the Company recorded revenues of $48.2 million and earnings of $0.15 per share for the nine month period ended September 24, 2005; revenues were $46.7 million and earnings were $0.05 per share in the corresponding period of the prior year. Revenues for the third quarter of 2005 were within the range of estimates the Company provided on July 20, 2005, which indicated sales would range from $14.0 million to $17.0 million, and earnings per share exceeded the range of estimates of ($0.03) to $0.08.
“Our third quarter was favorably impacted, in large part, by sales of our broadband test solutions for two country-wide networks, one in Saudi Arabia and the other in South Africa,” said Mark B. Peterson, Tollgrade’s President and Chief Executive Officer. “During the third quarter, we were also selected by a top tier non-RBOC service provider for a broadband project rollout, using our DigiTest® and LoopCare™ system products for high frequency testing to qualify lines for triple play services. Projects like these, along with new products we’ve recently introduced, are further evidence of Tollgrade’s ability to effectively support on-going customer migration to broadband networks,” he added.
Third Quarter 2005 Revenue Results
Sales of Tollgrade’s DigiTest system products were $5.2 million in the third quarter of 2005, compared to $2.9 million in the same period of 2004. DigiTest system revenues increased by 79.3% in the third quarter of

2005 compared to the third quarter of 2004, primarily due to deployment of products into Saudi Arabia and South Africa, offset, in part, by a decrease in sales of these products to RBOC and CLEC customers.
Overall sales of cable hardware and software products were $3.2 million in the third quarter of 2005, compared to $2.4 million in the third quarter of the prior year, due to strong sales of our CheetahXDTM software solution and legacy transponders.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $4.9 million in the third quarter of 2005, compared to $4.7 million in the corresponding prior year quarter. Sales of MCU products by our direct sales force were down 20% from the comparable period of the prior year, but these declines were more than offset by an increase in OEM sales. Although sales levels of MCU products have generally been declining, this product line experienced increased demand during the third quarter of 2005 in the form of increased bulk purchases likely due to hurricane and storm-related restoration projects by certain RBOCs.
LoopCare revenue, which includes license fees from stand-alone LoopCare software features unrelated to the Company’s DigiTest system products and LoopCare services revenues, decreased to $2.4 million in the third quarter of 2005 from $2.6 million in the comparable period of the prior year. The LoopCare software product line, which involves software license fees that are individually significant in amount, typically has long and less predictable sales, purchase approval and acceptance cycles. Consequently, revenue from this product line can fluctuate significantly on a quarter-by-quarter basis.
Third quarter 2005 sales from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, were comparable at $3.3 million.
Third Quarter 2005 Financial and Operating Data
Gross profit for the third quarter of 2005 was $8.9 million, an increase of $1.3 million, or 17.2%, from the third quarter of 2004. As a percentage of sales, gross profit for the third quarter of 2005 was 53.2% versus

55.9% for the prior year quarter. During the third quarter of 2005, we recorded a charge of $0.4 million related to certain software purchased in 2004 that no longer is a part of the Company’s product roadmap going forward. The impact of the charge on margins was mitigated by a favorable product mix which included an increase in sales of our DigiTest products and an increase in sales of Cheetah™ software and legacy Cheetah products.
Overall operating expenses of $7.3 million for the third quarter of 2005 decreased by $0.9 million, or 10.7%, from $8.2 million in the third quarter of 2004. Selling and marketing expenses in the quarter were $1.9 million, a decrease of $0.3 million, or 12.7%, from the same period in 2004. The decrease in selling and marketing expense is attributed to lower selling and test and evaluation costs. General and administrative expenses remained relatively stable at $1.9 million for the third quarter of 2005 compared to $1.8 million in for the third quarter of 2004. Research and development expenses for the third quarter of 2005 were $3.5 million, a decrease of $0.4 million, or 10.1%, from the third quarter of 2004. The decrease can be primarily attributed to fewer personnel in the research and development areas and reduced prototype expenses.
The effective tax rate for the third quarter of 2005 was an expense of approximately 19.0%, compared to a benefit of 36.7% in the prior year quarter. The change in the rate is directly related to the proportional impact of certain permanent items on the calculation, including tax exempt interest and tax benefits related to international sales.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $12.3 million as of September 24, 2005, compared to backlog of $14.7 million as of December 31, 2004. The backlog at December 31, 2004 and September 24, 2005 included approximately $5.5 million and $5.1 million, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. As of September 24, 2005, the Company had executed maintenance agreements with two of the four RBOC customers that extend those commitments beyond 2005. The agreement with one of those customers was in negotiation during the second quarter and has since been extended for a three-year term. Negotiations with the other two RBOCs, whose agreements expire on December 31, 2005, are proceeding.

Management expects that approximately 56% of the current total backlog will be recognized as revenue in the fourth quarter of 2005.
Fourth Quarter 2005 Outlook
“Regarding our fourth quarter 2005 outlook, we have a number of projects included in our forecast which are subject to competitive elements, customer budget availability and product acceptances,” said Peterson. “The ongoing shift in revenue from historically predictable MCU sales to less predictable and long lead-time broadband system sales will continue to contribute to a broad range of revenue and earnings guidance. Getting our share of customer capital spending continues to be a challenge as we migrate our product portfolio from legacy test applications to broadband solutions for new fiber-based access networks. As a result, we expect revenues in the fourth quarter, 2005 to range from $13 million to $17 million with earnings per share of $(0.04) to $0.09.”
Conference Call and Webcast
A conference call to discuss earnings results for the third quarter of 2005 will be held on Thursday, October 20, 2005 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://phx.corporate-ir.net/playerlink.zhtml?c=80100&s=wm&e=950055.
About Tollgrade
Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2004 revenues of $62.8 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	24, 2005	25, 2004	24, 2005	25, 2004
Revenues:
Products	$13,573	$10,358	$38,411	$37,080
Services	3,229	3,280	9,757	9,631

	16,802	13,638	48,168	46,711

Cost of sales:
Products	5,987	4,556	18,211	16,836
Services	911	945	2,642	2,803
Amortization	543	510	1,624	1,493
Write down of acquired software	424	—	424	—

	7,865	6,011	22,901	21,132

Gross profit	8,937	7,627	25,267	25,579

Operating expenses:
Selling and marketing	1,918	2,198	6,594	7,053
General and administrative	1,911	1,849	5,640	5,445
Research and development	3,465	3,853	10,554	12,160
Retirement and severance expenses	—	269	775	269

Total operating expenses	7,294	8,169	23,563	24,927

Income (loss) from operations	1,643	(542)	1,704	652
Other income	313	109	828	267

Income (loss) before income taxes	1,956	(433)	2,532	919
Provision (benefit) for income taxes	372	(159)	511	248

Net income (loss)	$1,584	($274)	$2,021	$671

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,221	13,148	13,202	13,263

Net income (loss) per common and common equivalent shares	$0.12	($0.02)	$0.15	$0.05

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September	December
	24, 2005	31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$35,787	$32,622
Short-term investments	21,526	18,537
Accounts receivable:
Trade	13,299	10,691
Other	1,460	106
Inventories	10,279	12,941
Prepaid expenses	957	2,543
Deferred and refundable tax assets	1,950	2,107

Total current assets	85,258	79,547

Property and equipment, net	6,799	7,860
Deferred tax assets	205	176
Capitalized software costs, net	4,585	6,453
Intangibles	45,001	45,108
Goodwill	18,682	19,340
Other assets	307	350

Total assets	$160,837	$158,834

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$941	$1,087
Accrued warranty	2,067	2,081
Accrued expenses	1,972	1,772
Accrued salaries and wages	444	718
Accrued royalties payable	225	414
Income taxes payable	179	168
Deferred income	2,108	2,462

Total current liabilities	7,936	8,702

Deferred tax liabilities	3,298	2,623

Total liabilities	11,234	11,325

Total shareholders’ equity	149,603	147,509

Total liabilities and shareholders’ equity	$160,837	$158,834

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September	September
	24, 2005	25, 2004

Cash flows from operating activities:
Net income	$2,021	$671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,515	3,440
Tax benefit from exercise of stock options	8	65
Deferred income taxes	591	97
Provisions for losses on inventory	237	37
Write down of acquired software	424	—
Provision for allowance for doubtful accounts	80	(51)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable-trade	(2,688)	17
(Increase) decrease in accounts receivable-other	(875)	3
Decrease (increase) in inventory	2,425	(63)
Decrease in prepaid expenses and other assets	1,629	74
Decrease (increase) in refundable taxes	212	(41)
Decrease in accounts payable	(146)	(372)
Decrease in accrued warranty	(14)	(122)
Increase in accrued expenses and deferred income	25	519
Decrease in accrued royalties payable	(189)	(192)
Decrease in accrued salaries and wages	(274)	(332)
Increase in income taxes payable	11	51

Net cash provided by operating activities	6,992	3,801

Cash flows from investing activities:
Purchase of short-term investments	(15,479)	(9,291)
Redemption/maturity of short-term investments	12,490	7,481
Capital expenditures, including capitalized software	(903)	(2,040)
Investments in other assets		(715)

Net cash used in investing activities	(3,892)	(4,565)

Cash flows from financing activities:
Proceeds from exercise of stock options	65	270

Net cash provided by financing activities	65	270

Net increase (decrease) in cash and cash equivalents	3,165	(494)
Cash and cash equivalents at beginning of period	32,622	31,060

Cash and cash equivalents at end of period	$35,787	$30,566

Forward-Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the third quarter of 2005, its participation in the fundamental network migration currently underway in the telecommunications industry, its confidence in winning broadband customers and its ability to complete certain key RBOC maintenance negotiations in the fourth quarter, 2005. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (b) possible charges to income as a result of goodwill impairment, asset impairment or other matters in conjunction with our strategic focus as we shift spending away from legacy products toward growth initiatives; (c) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets; (d) possible delays in deployment of products under the Saudi Arabian and South African contracts due to project delays, political instability, inability to obtain proper acceptances or other unforeseen delays; (e) possible delays in, or the inability to, complete long term maintenance contracts with certain of our RBOC customers or to complete negotiation and execution of purchase agreements with new customers; (f) lower than expected demand for our cable testing products; (g) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (h) our ability to close certain international opportunities, due to numerous risks and uncertainties inherent in international markets; (i) our dependence upon a limited number of third party subcontractors to manufacture certain aspects of the products we sell; (j) the ability to manage the risks associated with and to grow our business; and (k) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2005 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
™CheetahXD is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
® LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.
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